UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Raven Industries, Inc.

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205 E. 6th Street
Sioux Falls, South Dakota
Telephone 605-336-2750
April 14, 2009
Dear Shareholder:
     You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Thursday, May 21, 2009 at 9:00 a.m. (Central Daylight Time) at the Ramkota Hotel and Conference Center, 3200 W. Maple Avenue, Sioux Falls, South Dakota.
     The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.
     Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.
     We look forward to seeing you at the meeting.
Sincerely,

Ronald M. Moquist President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2009

Time	9:00 a.m. CDT on Thursday, May 21, 2009

Place	Ramkota Hotel and Convention Center, Amphitheater II 3200 W. Maple Avenue Sioux Falls, South Dakota

Items of Business	(1) To elect nine directors.
(2) Ratification of the appointment of the Independent Registered Public Accounting Firm.
(3) To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on April 8, 2009.

Annual Meeting	If you are a shareholder, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:

(1) over the Internet;
(2) by telephone; or
(3) by mail.

For specific instructions, refer to page 1 of this proxy statement and the voting instructions on the proxy card.
THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 14, 2009.

By Order of the Board of Directors, Thomas Iacarella Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held May 21, 2009

The Proxy Statement and the Annual Report are available at:
http://www.ravenind.com/ravenCorporate/home_investors.htm

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
Annual Meeting of Shareholders to be held
May 21, 2009
GENERAL
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raven Industries, Inc. (the “Company” or “Raven”) to be used at the Annual Meeting (the “Meeting”) of Shareholders of the Company, which is to be held on Thursday, May 21, 2009, at 9:00 A.M. (C.D.T.) at the Ramkota Hotel and Convention Center, Amphitheater II, 3200 West Maple Avenue, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 14, 2009. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on April 8, 2009 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.
VOTING SECURITIES AND PROXIES
     The Company has outstanding only one class of voting securities, Common Stock $1.00 par value, of which 18,012,251 shares were outstanding as of the close of business on the Record Date. Shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the Meeting.
     You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. If you vote for all nominees, one vote per share will be cast for each of the nine nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy “FOR” and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 900 votes for a single nominee, apportion 100 votes for each of nine nominees or apportion 900 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the internet.
     In the election of directors, the nine director nominees who receive the highest number of votes will be elected as directors. The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for fiscal 2010 requires the affirmative vote of a majority of the votes cast. A shareholder that is present or represented by proxy at the Meeting and who “abstains” with respect to this proposal is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote will not be considered present and entitled to vote on this proposal.

OWNERSHIP OF COMMON STOCK
     The following table shows certain information regarding beneficial ownership of the Company’s common stock as of the Record Date by: (i) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, (ii) each of the executive officers, directors and nominees for election to the Company’s Board of Directors, and (iii) all executive officers and directors as a group.

Name	Stock units	Shares		Percent of
of beneficial	vested	beneficially		class
owner		owned

David R. Bair		38,360	(1)	*

Anthony W. Bour	3,573	55,122	(12)	*

David A. Christensen	1,843	520,409	(2,12)	2.1

Thomas S. Everist	1,843	12,200	(12)	*

Mark E. Griffin	1,843	98,980	(3,12)	*

James D. Groninger		20,997	(4)	*

Conrad J. Hoigaard	1,843	125,000	(12)	*

Thomas Iacarella		125,419	(5)	*

Kevin T. Kirby	1,166	10,000	(12)	*

Cynthia H. Milligan	2,996	6,124	(12)	*

Ronald M. Moquist		943,257	(6)	5.2

Barbara K. Ohme		34,567	(7)	*

Daniel A. Rykhus		55,732	(8)	*

Mark L. West		74,332	(9)	*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202		2,384,300	(10)	13.2

Neuberger Berman, Inc. LLC 605 Third Avenue New York, NY 10158		2,272,880	(11)	12.6

All executive officers, directors and nominees as a group (14 persons)	15,107	2,120,499	(12,13)	11.7

*	Less than 1%

(1)	Includes 14,925 shares that may be purchased within 60 days by exercise of outstanding options.

(2)	Includes 200,304 shares owned by his wife, as to which he disclaims beneficial ownership.

(3)	Includes 79,996 shares held by the John E. Griffin Trust, of which Mark E. Griffin is co-trustee, and 8,152 shares held as custodian for a minor child.

(4)	Includes 9,375 shares that may be purchased within 60 days by exercise of outstanding options.

(5)	Includes 18,600 shares that may be purchased within 60 days by exercise of outstanding options.

(6)	Includes 35,700 shares that may be purchased within 60 days by exercise of outstanding options. Also includes 126,000 shares held by his wife, as to which he disclaims beneficial ownership.

(7)	Includes 9,925 shares that may be purchased within 60 days by exercise of outstanding options.

(8)	Includes 17,800 shares that may be purchased within 60 days by exercise of outstanding options.

(9)	Includes 11,875 shares that may be purchased within 60 days by exercise of outstanding options.

(10)	Data based on Schedule 13G filed by the shareholder with the SEC on February 13, 2009, in which the shareholder stated: “These securities are owned by various individual and institutional investors, including T. Rowe Price Small Capital Value Fund, Inc. (which owns 143,500 shares,...) which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

(11)	Data based on Schedule 13G filed by the shareholder with the SEC on February 12, 2009.

(12)	Does not include non-voting vested Stock Units held by the Deferred Compensation Plan for Directors.

(13)	Includes 118,200 shares that may be purchased within 60 days by exercise of outstanding options. Also includes 326,304 shares held by spouses of officers and directors, as to which beneficial ownership is disclaimed.

ELECTION OF DIRECTORS
Proposal No. 1
     Nine directors are to be elected at the Meeting, each director to serve until the next Annual Meeting of Shareholders. All of the nominees listed below are now serving as directors and all of the nominees have agreed to serve. Independence has been determined according to Nasdaq listing standards. The Governance Committee of the Board of Directors has nominated the following:

Name of Nominee (Age)	Principal Occupation, Business Experience Past	Director	Independent
	Five Years and Directorships in Public Companies	Since	Director
Anthony W. Bour (71)	President and Chief Executive Officer of Showplace Wood Products, Harrisburg, SD since 1999. Director of U.S. Bank of South Dakota, Sioux Falls, SD.	1995	Yes

David A. Christensen (74)	Former President and Chief Executive Officer of the Company from 1971 to 2000. Former Director (1976 — 2005) of Xcel Energy, Inc. Minneapolis, MN; and Former Director (1977-2003) of Wells Fargo & Co., San Francisco, CA.	1971	Yes

Thomas S. Everist (59)	Chairman of the Board of the Company since April 1, 2009. President and Chief Executive Officer of The Everist Company, Sioux Falls, SD; Former President and Chief Executive Officer, L.G. Everist, Inc., Sioux Falls, SD, 1987-2002. Director of MDU Resources, Bismarck, ND.	1996	Yes

Mark E. Griffin (58)	President and Chief Executive Officer of Lewis Drugs, Inc., Sioux Falls, SD since 1986. President and Chief Executive Officer of Griffson Realty Company, Fredin Associates and G.E.F. Associates, Sioux Falls, SD.	1987	Yes

Conrad J. Hoigaard (72)	Chairman of the Board of the Company 1980-2009. President and Chairman of the Board of Hoigaard’s Inc., Minneapolis, MN since 1972.	1976	Yes

Kevin T. Kirby (54)	President, Kirby Investment Corporation since 1993. Former Director (1989-2001) of Raven Industries, Inc.	2007	Yes

Cynthia H. Milligan (62)	Dean of the College of Business Administration University of Nebraska-Lincoln since 1998. Director of Wells Fargo and Co., San Francisco, CA; and Calvert Funds, Bethesda, MD.	2001	Yes

Ronald M. Moquist (63)	President and Chief Executive Officer of the Company since 2000. Executive Vice President of the Company from 1985 to 2000. Joined the Company in 1975 as Sales and Marketing Manager.	1999	No

Daniel A. Rykhus (44)	Executive Vice President of the Company since 2004. General Manager of the Applied Technology Division 1998-2009. Joined the Company in 1990 as Director of World Class Manufacturing.	2008	No

     All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 2
     The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2010. While it is not required to do so, our Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are not expected to be at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR Proposal No. 2.
BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors held four regular quarterly meetings during the last fiscal year. The Company has an Audit Committee, Personnel and Compensation Committee and a Governance Committee. All directors attended at least 75 percent of their Board and Committee meetings.

Governance Committee.
Members:	Cynthia H. Milligan (Chair) Anthony W. Bour David A. Christensen Thomas S. Everist Mark E. Griffin Conrad J. Hoigaard Kevin T. Kirby

Independence:	All of the Committee members meet the independence requirements of Nasdaq listing standards.

Responsibilities:	The Governance Committee reviews corporate governance standards and nominates candidates for the Board of Directors. It met twice in fiscal 2009. The Committee is also responsible for assessing the Board’s effectiveness. It has established policies regarding shareholder communications with the Board, nominations and related party transactions which are available on the Company’s website, www.ravenind.com.

Charter:	The Charter is available on Raven’s website, www.ravenind.com.

Audit Committee.
Members:	Thomas S. Everist (Chair) Anthony W. Bour (Chair, effective April 1, 2009) Kevin T. Kirby Cynthia H. Milligan

Independence and Financial Expertise:	The Board has determined that each member of this Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Committee members also meet the independence requirements of Nasdaq listing standards.

Responsibilities:	The Audit Committee monitors the company’s procedures for reporting financial information to the public. It held two meetings in fiscal 2009. In addition, there were four quarterly conference calls with management, the independent registered public accounting firm, the committee chair and any committee members who were available to discuss results for the quarter and the company’s earnings release draft. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. The Committee reviews the scope of the annual audit. It also reviews related reports and recommendations and preapproves any non-audit services provided by such firm. The Committee maintains open lines of communication with the Board of Directors, Raven’s financial management and the independent registered public accounting firm. See the “Audit Committee Report” on page 23.

Charter:	The charter is available on Raven’s website, www.ravenind.com.

Personnel and Compensation Committee.
Members:	David A. Christensen (Chair) Mark E. Griffin Conrad J. Hoigaard

Independence, Insiders and Interlocks:	All of the Committee members meet the independence requirements of Nasdaq listing standards. Mr. Christensen is the former President and Chief Executive Officer of the Company and joined the Committee after his retirement. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of whose executive officers served on the Company’s Compensation Committee or Board of Directors during fiscal 2009.

Responsibilities:	The Committee reviews the Company’s executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held two meetings in fiscal 2009. Compensation matters concerning the Chief Executive Officer and the other executives of the Company were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 15.

Charter:	The charter is available on Raven’s website, www.ravenind.com.

CORPORATE GOVERNANCE
     Code of Ethics. The Board of Directors, through its Governance Committee has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on Raven’s website at www.ravenind.com.
     Certain Relationships and Related Transactions. Mrs. Milligan is on the Board of Directors of Wells Fargo and Co., the parent company of Wells Fargo Bank, N.A., which provides transfer agent and registrar services, and borrowings to the Company under a line of credit. The terms of the services and credit line were considered by management competitive with other resources generally available to the Company. There were no borrowings under the credit line in fiscal 2009. As of April 8, 2009, Raven has no borrowings, and $1.3 million of letters of credit outstanding, under the line of credit.
     Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any “related party transaction,” the Audit Committee of the Board must first ratify or approve of the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm’s length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven’s website at www.ravenind.com. The Company’s relationship with Wells Fargo is reviewed annually under this policy.
     Nominations to the Board of Directors. The Governance Committee of the Board of Directors seeks to recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. The Governance Committee will consider timely presented nominations from shareholders if candidates are qualified.
     Current directors whose performance, capabilities and experience meet the Company’s expectations and needs are typically nominated for reelection. In accordance with Raven’s Corporate Governance Standards, directors are not re-nominated after they reach their 75th birthday.
     The size of the Board should be between seven and nine members, with a majority being independent members as defined by the Securities and Exchange Commission and the Nasdaq Stock Market. The Company’s lawyers, investment bankers and others with business links to the Company may not become directors. Interlocking directorships are not allowed.
     Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:
•	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company’s business;

•	Directors who will form a balanced core of business executives with varied expertise;

•	Directors who have substantial experience outside the business community — in the public, academic or scientific communities, for example; and

•	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

     In considering possible candidates for election as a director, the Governance Committee should be guided in general by the composition guidelines established above and, in particular, by the following:
•	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

•	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.
     Consistent with the Company’s bylaws, and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate for consideration in connection with an election at a specific annual meeting should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the first day of February.
     Communications with the Board of Directors. The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Secretary of the Company. Other methods are also described in the Investor Relations section of the Company’s website, www.ravenind.com.
     If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To insure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:
Raven Industries, Inc.
Attention: Board Communications — (Director Name if applicable)
P.O. Box 5107
Sioux Falls, SD 57117-5107
     The Corporate Secretary’s Office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company’s Governance Committee, who will make the final determination regarding the disposition of any such communication.
     The Board believes that the Company should speak with one voice and has empowered management to speak on the Company’s behalf subject to the Board’s oversight and guidance on specific issues. Therefore, in most circumstances the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns and positions into consideration.

NON-MANAGEMENT DIRECTOR COMPENSATION
During fiscal 2009, directors who were not full-time employees of the Company were paid a retainer fee of $20,000 plus $1,200 for each regular board meeting and $600 for each telephonic or committee meeting. The Chairman of the Board received $1,200 per month in lieu of meeting fees. The Audit Committee Chair received $2,000 annually for quarterly audit updates and other duties.
Directors received a Stock Unit Award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the “Deferred Stock Plan”) approved by the shareholders on May 23, 2006. Directors receive an automatic grant of Stock Units every year in an amount equal to the amount of the cash retainer divided by the closing stock price on the date of the annual meeting. Retainers may also be deferred under this plan. Under the Deferred Stock Plan, amounts are deferred until retirement, or a later date upon the election of the director. Deferred payouts under the Deferred Stock Plan are paid in Raven common stock.
Director Compensation Table

Name	Fees Earned or Paid in	Stock Awards	All Other	Total
	Cash (1)		Compensation (2)
	($)	($)	($)	($)

Conrad J. Hoigaard	34,400	20,000	—	54,400
Anthony W. Bour	27,200	20,000	—	47,200
David A. Christensen	27,800	20,000	—	47,800
Thomas S. Everist	29,200	20,000	—	49,200
Mark E. Griffin	27,800	20,000	—	47,800
Kevin T. Kirby	24,800	20,000	—	44,800
Cynthia H. Milligan	27,200	20,000	—	47,200

(1)	Mr. Bour deferred $20,000 of his retainer into Stock Units under the Deferred Stock Plan.

(2)	Does not include perquisites and benefits, which totaled less than $10,000 for each director.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Raven’s executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors, is intended to be simple, focused on a few key performance metrics and balanced between:
•	employees, managers and executives

•	long-term and short-term objectives

•	financial and stock performance

•	cash and equity compensation
The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program and stock options to achieve these goals. Retention of top talent and achievement of corporate objectives measure the effectiveness of our compensation plan.
Raven also uses non-compensatory programs, such as annual performance reviews, employee improvement and education programs, and succession planning. We believe that these programs are more effective than compensation alone for optimizing talent utilization and executive development.
Objectives of the Company’s Executive Compensation Program
Alignment with Shareholder Interests
Our compensation program is designed to motivate and reward Raven’s executives to achieve the short and long-term goals that we believe will enhance shareholder value. The short-term goals are embodied in our annual budget. These include income targets, productivity goals, working capital utilization and expense control. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long-term. Raven’s long-term objectives include maximizing sales and net income and efficiently utilizing invested capital.
Retention
Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 15 (the “Named Executives”) average over 23 years experience with Raven. We believe that promotion from within and length of tenure at every level of the organization enhances productivity and reduces compensation cost.
Internal Equity
Raven strongly believes in internal equity. We review executive pay to prevent it from becoming disproportionately large when compared to the other key managers and employees. The practice of internal equity is difficult to maintain in today’s compensation environment if management turnover is high and we are required to recruit from outside Raven to fill key positions.

Role of Management, the Personnel and Compensation Committee and Consultants
Management hires, retains, and develops employee talent at every level of the organization. Our human resources department and Vice President of Administration obtain competitive survey information for positions and locations throughout the Company. This is the starting point for decisions on compensation. Raven tries to maintain compensation in the middle of relevant range for non-executive positions. Executive compensation is principally driven by taking the results for non-executive employees and extrapolating to key employees and ultimately the executive team and the Named Executives.
Our President and Chief Executive Officer presents a summary of executive compensation to the Personnel and Compensation Committee (the “Committee”) for review and approval annually. The Committee approves executive salaries, benefits and stock option grants. The Committee’s decisions regarding the compensation of our President and Chief Executive Officer are made in executive session. Management and the Committee do not use compensation consultants because we believe consultants tend to raise, rather than control, the level of compensation.
Components of the Company’s Executive Compensation Program
Base Salary
Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience and potential. The salaries of their peers and subordinates inside and outside the Company are considered when setting salary levels. The primary objectives addressed by base salary in the Compensation Program are to retain and attract qualified and experienced executives into these positions. The salary indicates the basic level compensation commitment that Raven has to the Named Executives and their positions in the Company.
Salaries for all of the Named Executives were increased in the fiscal year ended January 31, 2009 (fiscal 2009) over fiscal 2008 levels. The salary increases for the individual Named Executives are discussed under “Executive Compensation for the Named Executives” below.
Management Incentive Plan
The management incentive plan is intended to pay the Named Executives when they achieve the annual financial objectives of their operations, which are established before the beginning of the fiscal year through the budget process. Incentive payments for the named executives range from 50 to 70% of annual base salary, which is designed to put a sizable portion of the Named Executives’ cash income at risk if annual objectives are not achieved. For example, Mr. Moquist’s incentive payment increased by approximately $50,000 in fiscal 2009 compared to fiscal 2008, due primarily to higher net income growth.
Incentive payments for the Chief Executive Officer and Chief Financial Officer in fiscal 2009 were based on achieving net income, expense control and inventory turn objectives. Net income objectives are generally established as a range, such that no incentive is paid until Raven has achieved at least the bottom of the range ($27,800,000 in net income for fiscal 2009), and the maximum is paid if the Company has achieved the high end of the range ($30,760,000 for 2009), which would result in an incentive payment for Mr. Moquist of 58% of his base salary based on reaching the maximum level of net income. Mr. Moquist was also entitled to incentive compensation of up to 6% of his base salary if the Company meets certain expense control objectives and up to 6% if inventory turn objectives were met. Mr. Moquist’s maximum total incentive payout based on all of these factors was 70% of his salary. Mr. Iacarella’s incentive is based on similar criteria, and the maximum total payout for fiscal 2009 was 60% of salary.

All the other Named Executives were responsible for a specific business segment. Their incentives are based on achieving objectives for their respective operating units. Objectives include: levels of operating income net of a charge for working capital utilization or pretax income, inventory turns, and productivity improvements, for their respective operating units. Mr. Rykhus, as Executive Vice President could have been paid up to 50% of base salary based on income, and 5% of base salary for each of his division’s inventory and productivity objectives. Mr. Rykhus’ maximum payout would have been 60% of his base salary. Mr. Groninger, as Divisional Vice President, and Mr. West as Aerostar President could have had a maximum payout of 50% of base salary for fiscal 2009.
Incentive payments are based on formulas defined and documented at the beginning of Raven’s fiscal year. Income based formulas are usually set so that if budgeted results are achieved, the income based incentive would pay about 60% of maximum payout levels. Achievement of other objectives would add approximately 10% to that figure. The Committee approves the incentive payments, which are usually paid in March of each year. The ranges are intended to be challenging yet achievable, with the maximum level intended to be difficult to achieve. The table included in footnote (3) to the Summary Compensation Table shows the level of payouts based on the various objectives for the past three fiscal years. None of the Named Executives received a total payout of 60% of the maximum in all three years.
In fiscal 2009, the Company achieved net income of $30.8 million, resulting in Messrs. Moquist and Iacarella receiving an incentive bonus of 62% of their maximum payout level for the income based incentive. Total incentive payouts for fiscal 2009, including net income, expense control and inventory turn objectives, were 41% of base salary for Mr. Moquist and 36% of base salary for Mr. Iacarella. Payouts for the other Named Executives are discussed under “Executive Compensation for the Named Executives” below.
Management and the Committee have revised the structure of management incentive plans for fiscal 2010, in consideration of the state of the economy, its effects on the budgeted fiscal 2010 performance of each business segment and consolidated net income. There was no impact on the maximum potential payment to any of the Named Executives, but at budgeted income levels the payments would be reduced in certain cases. For company-wide based net income incentives, the incentives have been set so that no payments will be made unless budgeted net income for 2010 is achieved, because the budgeted level is lower than the actual fiscal 2009 level. If budgeted net income is achieved for 2010, Messrs. Moquist and Iacarella will receive a payout of 20% and 18%, respectively, of base salary for the income based incentive. In Engineered Films, because budgeted operating income for 2010 is significantly lower than the actual level in fiscal 2009, a dual trigger has been established. Even if this segment exceeds budgeted operating income in 2010, no incentive will be paid to Mr. Groninger unless Raven also achieves its budgeted net income level on a consolidated basis.
Stock Options and Stock Awards
Stock options and awards of company shares are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The options are granted annually at the fourth quarter Committee meeting, vest in equal installments over four years and expire in five years. The Committee and management believe that the policy of granting options annually, along with the relatively short life of the options, helps prevent option holders from benefiting from long-term increases in the stock market and more effectively ties their compensation to Raven’s success. The shorter life also reduces option expense recorded on the income statement. The Committee has never reset an option price.

The Committee grants options to executives and key employees based on the size of their base salary and their importance to Raven’s success. The number of shares covered by the option granted in each year multiplied by the exercise price is intended to approximate 125% of the Named Executive’s salary.
Raven’s stock options have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The option agreements require one year of service after the grant of a stock option before the retirement provision of the option can be invoked. The Committee believes that the retirement provision will encourage executives to remain with Raven or, in certain instances, to give additional notice before retiring. The Committee believes the retirement provision has facilitated discussions with Mr. Moquist regarding his retirement and succession planning.
The Black-Scholes values of Mr. Moquist’s stock option grants were $133,126 in fiscal 2007 and $135,086 in fiscal 2008. He received no stock options in fiscal 2009. Fiscal 2008 option expense of $133,616 for Mr. Moquist represents 3/4 of his fiscal 2007 grant and 1/4 of his fiscal 2008 grant. Fiscal 2009 option expense of $101,315 represents 3/4 of his fiscal 2008 grant. The expenses were accelerated because of acceleration of vesting of these stock options under the retirement provision.
In fiscal 2009, Mr. Moquist was awarded 5,500 shares of common stock in lieu of a stock option. These shares were valued at $134,805, based on the closing market price on the date of grant. The value of the grant was 41.5% of base salary, which is similar to the value Mr. Moquist would have received if he had been granted a stock option. The shares awarded to Mr. Moquist were fully vested and expensed immediately. The Committee believed that, in light of Mr. Moquist’s successful tenure as Chief Executive Officer and his succession planning efforts that precluded the need to search outside the company, the immediate vesting provision was appropriate.
In March 2009, the Board of Directors adopted a policy requiring executives to retain 50% of the “net profit shares” obtained via stock option or award. Prior to this date, Raven did not have a formal policy on the retention of shares derived from stock options. Our executives are strongly encouraged not to sell shares other than when paying taxes on option exercises. Executives have historically retained a substantial portion of their shares. The shares owned by the executive officers of the Company are listed on page 2 of this proxy statement under the caption “Ownership of Common Stock.”
All Other Compensation
We provide other benefits to executives, which we believe to be reasonable, competitive and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 3 to the Summary Compensation Table. The retirement and profit sharing benefits are essentially the same as all other Raven employees receive. Life insurance benefits to the Chief Executive Officer and the Chief Financial Officer reflect the Company’s continuing commitment under an estate planning program we no longer make available to new executives. The Chief Executive Officer has use of a Company provided automobile. Raven also provides supplemental health and wellness benefits available to its executives to encourage a healthy lifestyle. To the extent insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.
Post-termination Compensation and Benefits
Raven has employment agreements with each Named Executive, which provides for a 30-day notice period before termination and outlines the employment benefits discussed under “All Other Compensation” above and retirement benefits. The purpose of the benefits is to attract and retain seasoned executives, rewarding their long-term commitment to Raven. Retirement benefits, available when the sum of the employee’s age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above.

Raven uses dual-trigger “Change in Control” agreements to protect it from the loss of executive talent during a Change in Control. Upon a change in control, positions held by the Named Executives may be at risk. By providing a benefit of one or two times salary and incentive payments if executives are terminated, the Committee believes that, in the event of a Change in Control, the agreements would maintain stability within its executive group during what could be a potentially turbulent time.
Executive Compensation for the Named Executives
Chief Executive Officer
With more than 33 years of service at Raven, Mr. Moquist has been our President and Chief Executive Officer since fiscal 2000. His total fiscal 2009 compensation of $743,946 increased by $162,761 from fiscal 2008. The primary reasons were the stock award described above which vested immediately; therefore, the entire value of the award was reflected in fiscal 2009, along with a portion of the value of stock options granted in the previous fiscal year. Also, Mr. Moquist received a higher management incentive payment because of the company’s income growth in fiscal 2009 when compared to fiscal 2008. He also partially achieved objectives for expense control in fiscal 2009. Overall, he received 59% of the maximum payment available under his management incentive plan compared to 39% in fiscal 2008 and 28% in fiscal 2007. His base salary increased by 3.5%, which was in line with the Company-wide rate of increase.
Chief Financial Officer
Mr. Iacarella is our Chief Financial Officer. His total compensation of $348,648 increased by 14.1% in fiscal 2009 due primarily to higher incentive plan payments. His objectives were similar to Mr. Moquist’s. Overall, he received 60% of the maximum payment available under his management incentive plan compared to 38% in fiscal 2008 and 29% in fiscal 2007. His base salary increased by 4.2%, which was slightly higher than the Company-wide rate of increase due to an adjustment designed to maintain internal equity. He received a grant of 9,400 stock options.
Business Segment Management
Mr. Groninger heads the Engineered Films Division. Mr. Groninger’s total compensation increased by 10.0%. He received a 5.0% salary increase because of growth in Engineered Films in fiscal 2008 and internal equity considerations. Stock option expense increased by $16,000 because the acceleration of vesting related to the retirement provisions under the grants accelerates expense under SFAS 123(R). He received no incentive payment in fiscal 2009 because the division recorded lower operating results in fiscal 2009 and did not meet its other objectives under the plan. He received a grant of 8,300 stock options.
Mr. Rykhus is Raven’s Executive Vice President and was Division Manager of the Flow Controls Division in fiscal 2009. His total compensation increased by 4.5%. He received the maximum available income-based incentive in fiscal 2009 and 2008. The incentive payments in both years resulted from outstanding performance by the Flow Controls Division, now known as the Applied Technology Division. His base salary increased by 5.2%, due to his increasing corporate responsibilities. His stock option grant was for 9,400 shares.
Mr. West is the President of Aerostar. His total compensation increased by 41.2% because he received the maximum income-based incentive in fiscal 2009, after receiving no incentive payment in fiscal 2008. Aerostar operating income increased 180% in fiscal 2009. His base salary was raised by 4.1% on February 1, 2008 and 5.2%, to $126,000 per year, on November 1, 2008 due to internal equity considerations and Aerostar’s growth. Stock option expense increased by $21,000 due to the acceleration of vesting related to the retirement provision under the grants. He received 6,100 stock options.

COMPENSATION COMMITTEE REPORT
     The Personnel and Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2009 proxy statement.
     Submitted by the Personnel and Compensation Committee of the Company’s Board of Directors:
     David A. Christensen       Mark E. Griffin       Conrad J. Hoigaard

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Stock	Option Awards	Non-equity	All Other	Total
			Awards		Incentive Plan	Compensation
					Compensation
		($)	($)	($)	($)	($)	($)
			(1)	(2)	(3)	(4)

Ronald M. Moquist	2009	325,000	134,805	101,315	134,232	48,594	743,946
President and	2008	314,000	—	133,616	86,159	47,410	581,185
Chief Executive Officer	2007	304,000	—	33,282	60,192	55,356	452,830

Thomas Iacarella	2009	185,000	—	68,835	66,067	28,746	348,648
Vice President and	2008	177,500	—	63,324	40,307	24,402	305,533
Chief Financial Officer	2007	170,000	—	55,783	29,920	30,269	285,972

James D. Groninger	2009	167,000	—	70,782	—	21,741	259,523
Division Vice President	2008	159,000	—	54,324	—	22,643	235,967
Engineered Films Division	2007	150,000	—	41,083	55,650	21,999	268,732

Daniel A. Rykhus	2009	183,500	—	67,023	100,925	26,620	378,068
Executive Vice President	2008	174,500	—	60,557	104,700	22,156	361,913
	2007	167,000	—	51,173	—	22,906	241,079

Mark. L West	2009	122,250	—	85,021	55,660	14,578	277,509
President	2008	115,000	—	63,778	—	14,690	193,468
Aerostar International, Inc.	2007	110,000	—	37,732	4,400	14,115	166,247

(1)	Mr. Moquist received a grant of 5,500 shares of Company stock on December 5, 2008 in lieu of stock options. This stock was valued at the December 5, 2008 closing market price, $24.51.

(2)	Option awards reflect the Black-Scholes values used for expensing options in the Company’s income statement. For additional information, see Note 9 on pages 40 and 41 of the Company’s Annual Report to Shareholders. Options are expensed over the four-year vesting period or the retirement provisions associated with the option, whichever is shorter. Mr. Moquist’s option expense in fiscal 2009 relates to options granted in fiscal 2008 which were expensed over twelve months due to the retirement provision.

(3)	The following table describes the basis for payments under the annual management incentive plan.

Name and Business Unit	Fiscal year	Income	Expense control	Inventory turns	Productivity	Total non-equity
					improvements	incentive plan
						compensation

Ronald M. Moquist	2009	116,682	17,550	—	N/A	134,232
Entire Company	2008	86,159	—	—	N/A	86,159
	2007	38,912	21,280	—	N/A	60,192

Thomas Iacarella	2009	54,967	11,100	—	N/A	66,067
Entire Company	2008	40,307	—	—	N/A	40,307
	2007	18,020	11,900	—	N/A	29,920

James D. Groninger	2009	—	N/A	—	N/A	—
Engineered Films	2008	—	N/A	—	N/A	—
	2007	55,650	N/A	—	—	55,650

Daniel A. Rykhus	2009	91,750	N/A	—	9,175	100,925
Applied Technology	2008	90,740	N/A	6,980	6,980	104,700
(Flow Contols)	2007	—	N/A	—	—	—

Mark. L West	2009	50,820	N/A	4,840		55,660
Aerostar	2008	—	N/A	—	—	—
	2007	—	N/A	4,400	—	4,400

(4)	The following table describes key components of the All Other Compensation column in the Summary Compensation Table.

Name	Fiscal year	Retirement	Life	Supplemental	Other fringe	Tax	Total all
		benefit and profit	insurance	health benefits	benefits	reimbursement	other
		sharing plans	premiums			on taxable fringe	compensation
						benefits
		(a)		(b)	(c)

Ronald M. Moquist	2009	12,807	11,515	2,847	14,321	7,104	48,594
	2008	11,801	11,515	2,223	14,785	7,086	47,410
	2007	14,611	11,515	6,643	15,362	7,225	55,356

Thomas Iacarella	2009	7,240	4,295	5,687	6,107	5,417	28,746
	2008	6,804	4,412	3,851	5,239	4,096	24,402
	2007	7,793	4,412	7,316	5,224	5,524	30,269

James D. Groninger	2009	5,490	506	8,672	3,517	3,556	21,741
	2008	7,017	477	9,887	1,879	3,383	22,643
	2007	6,702	443	8,681	2,688	3,485	21,999

Daniel A. Rykhus	2009	9,123	377	9,332	3,304	4,484	26,620
	2008	5,816	356	8,890	3,210	3,884	22,156
	2007	7,126	338	8,521	3,185	3,736	22,906

Mark. L West	2009	4,140	980	6,016	1,900	1,542	14,578
	2008	4,170	492	6,438	1,880	1,710	14,690
	2007	3,987	465	6,169	1,860	1,634	14,115

(a)	Represents 3 percent of wages eligible for the safe-harbor base contribution under the Company’s 401(k) plan. This amount is either contributed to the plan or paid as additional salary depending on IRS limitations. Also includes cash payments under the Company’s Profit Plus plan which is paid equally to every employee, regardless of salary. The amounts under this plan were $700 in fiscal 2007, $600 in fiscal 2008 and $500 in fiscal 2009.

(b)	Represents reimbursement for health and wellness expenses and reduced health care premiums under the Company’s Senior Executive Officer and Senior Manager benefit policies.

(c)	Includes, for Mr. Moquist, the leased value of a Company provided automobile, approximately $9,000 in each year.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2009

			Estimated Possible Payouts Under			All other	All other	Exercise	Grant Date
			Non-Equity Incentive Plan Awards			Stock	Option	or Base	Fair Value of
						Awards:	Awards:	Price of	Stock and
						Number of	Number of	Option	Option
						Shares of	Securities	Awards	Awards
						Stock	Underlying
Name	Type of	Grant	Threshold	Target	Maximum		Options
	Award	Date
			($)	($)	($)	(#)	(#)	($/Share)	($)
	(1)			(2)					(3)

Ronald M. Moquist	MIP	2/1/2008	0	159,250	227,500
	SA	12/5/2008				5,500			134,805

Thomas Iacarella	MIP	2/1/2008	0	77,700	111,000
	SO	12/5/2008					9,400	24.51	75,952

James D. Groninger	MIP	2/1/2008	0	58,450	83,500
	SO	12/5/2008					8,300	24.51	67,064

Daniel A. Rykhus	MIP	2/1/2008	0	77,070	110,100
	SO	12/5/2008					9,400	24.51	75,952

Mark. L West	MIP	2/1/2008	0	42,350	60,500
	SO	12/5/2008					6,100	24.51	49,288

(1)	Type of award: MIP — Management Incentive Plan; SA — Stock Award; SO — Stock Option.

(2)	The “target” level indicated for each individual in the annual management incentive plan is an estimated amount, based on 70% of the maximum payout. The levels for the awards are established so that the payouts based on income objectives will be at approximately 60% of the maximum level if budgeted levels are achieved. Achievement of other objectives would add approximately 10% to that figure. Total actual payments under this plan are outlined in note 3 of the Summary Compensation Table on page 16.

(3)	Option awards reflect the Black-Scholes value of $8.08 used for expensing options in the Company’s income statement. All awards vest in equal installments over 4 years and expire after 5 years. The option price may be paid in cash or by the delivery of shares of the Company’s common stock, held by the option holder for at least six months, valued at the market price on the date of the option exercise. Option grants of less than $100,000, as defined by the Internal Revenue Code of 1986 (4,545 shares as of 12/5/2008) were incentive stock options and no income tax is payable by executives unless shares are sold. However, incentive stock options are alternative minimum tax (AMT) preference items, potentially subjecting the executives to AMT liability in the year of exercise. The remaining options are considered to be non-qualified. For additional information, see Note 9 on pages 40 and 41 of the Company’s Annual Report to Shareholders.

Stock awards reflect the closing price of $24.51 on December 5, 2008, the date of the award.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards (1)
Name	Grant Date	Number of Securities	Number of Securities	Option Exercise Price	Option
		Underlying	Underlying		Expiration
		Unexercised Options	Unexercised Options		Date
		(#)	(#)	($)
		Exercisable	Unexercisable
Ronald M. Moquist	11/19/2004	16,000	—	22.00	11/19/2009
	11/18/2005	9,750	3,250	31.05	11/18/2010
	11/20/2006	7,000	7,000	28.01	11/20/2011
	11/19/2007	2,950	8,850	34.50	11/19/2012

Thomas Iacarella	11/19/2004	8,000	—	22.00	11/19/2009
	11/18/2005	5,250	1,750	31.05	11/18/2010
	11/20/2006	3,750	3,750	28.01	11/20/2011
	11/19/2007	1,600	4,800	34.50	11/19/2012
	12/5/2008	—	9,400	24.51	12/5/2013

James D. Groninger	11/18/2005	4,650	1,550	31.05	11/18/2010
	11/20/2006	3,250	3,250	28.01	11/20/2011
	11/19/2007	1,475	4,425	34.50	11/19/2012
	12/5/2008	—	8,300	24.51	12/5/2013

Daniel A. Rykhus	11/19/2004	7,500	—	22.00	11/19/2009
	11/18/2005	5,100	1,700	31.05	11/18/2010
	11/20/2006	3,600	3,600	28.01	11/20/2011
	11/19/2007	1,600	4,800	34.50	11/19/2012
	12/5/2008	—	9,400	24.51	12/5/2013

Mark. L West	11/19/2004	5,000	—	22.00	11/19/2009
	11/18/2005	3,375	1,125	31.05	11/18/2010
	11/20/2006	2,400	2,400	28.01	11/20/2011
	11/19/2007	1,100	3,300	34.50	11/19/2012
	12/5/2008	—	6,100	24.51	12/5/2013

(1)	All options vest in equal installments over 4 years and expire after 5 years.

OPTION EXERCISES IN FISCAL 2009

	Option Awards
Name	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
	(#)	($)
Ronald M. Moquist	7,406	171,449
Thomas Iacarella	13,000	336,748
James D. Groninger	6,800	145,443
Daniel A. Rykhus	11,000	266,420
Mark. L West	6,000	177,060

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The following table shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a change in control of Raven. The information assumes that termination occurred on January 31, 2009, but does reflect Mr. Rykhus’ agreement dated February 1, 2009. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.
The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options, which would, under similar circumstances, vest for all of Raven’s key employees.
Termination other than for a change in control is governed by employment agreements with the executives. These agreements require 30 days written notice before termination can occur. They also have retirement provisions that, if the executive’s years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Messrs. Moquist, Iacarella and Rykhus, 3.5% for others) of the executive’s highest salary and bonus over the last five years of employment. Retirement benefits continue until the last to die of the executive or spouse. In the case of Messrs. Moquist, Iacarella and Rykhus, the benefits are “grossed-up” for income tax purposes. Mr. Moquist and Mr. West were eligible for retirement benefits at January 31, 2009. In the event of an executive’s death, the benefits available to the surviving spouse would be limited to vested retirement benefits.
Raven has Change in Control agreements with the Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors, or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven’s assets.
For the executives to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination (an adverse change in the officer’s status or compensation). The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee’s annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Moquist, Iacarella and Rykhus, or 1.0 for Messrs. Groninger and West. The executive also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee’s age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

		Lump-sum benefits			Annual Benefits (1)
Name	Type of	Salary	Value of	Total	Continued	Maximum	Maximum Tax	Maximum
	Separation	and	Unvested Stock	Lump-sum	Insurance	Supplemental	Reimbursement on	Annual Benefits
		Incentives	Options	Benefits	Coverage	Health Benefits	Benefits
		($)	($)	($)	($)	($)	($)	($)
					(2)	(3)	(3)

Ronald M. Moquist	Without Cause	27,083	—	27,083	11,502	45,452	24,474	81,428
	For Cause	—	—	—	—	—	—	—
	Retirement	—	—	—	11,502	45,452	24,474	81,428
	Change in Control	923,000	—	923,000	11,502	45,452	24,474	81,428

Thomas Iacarella	Without Cause	15,417	—	15,417	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	503,200	—	503,200	10,527	22,910	12,336	45,773

James D. Groninger	Without Cause	13,917	—	13,917	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	217,100	—	217,100	13,519	7,198	—	20,717

Daniel A. Rykhus	Without Cause	15,292	—	15,292	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	499,120	—	499,120	13,519	27,920	15,034	56,473

Mark. L West	Without Cause	10,500	—	10,500	9,295	6,227	—	15,522
	For Cause	—	—	—	—	—	—	—
	Retirement	—		—	9,295	6,227	—	15,522
	Change in Control	156,240	—	156,240	9,295	6,227	—	15,522

(1)	Annual benefits would begin immediately for executives who are eligible for retirement (Mr. Moquist and Mr. West) and at age 65 for the other executives. They would continue until the last to die of the executive or spouse.

(2)	Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.

(3)	Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
     PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm during fiscal 2009. The Company’s Audit Committee has engaged PricewaterhouseCoopers LLP to perform the annual audit and three quarterly reviews in fiscal 2010. The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal 2009 and 2008 are presented in the following table:

	2009	2008

Audit (1)	$342,000	$328,500

Audit related (2)	—	13,500

Tax services (3)	14,375	24,750

Other (4)	—	1,500

Total Fees	$356,375	$368,250

All items included in the above fee summary were subject to Audit Committee pre-approval. Such approval was obtained from the Committee or the Chair of the Committee prior to services performed and/or billing of services.

(1)	Total fees for the financial statement audit were in accordance with the respective engagement letters and include timely quarterly reviews. Billings for out-of-pocket expenses are not included.

(2)	Audit related billings include the audit of the company’s 401(k) plan.

(3)	Tax services include the review of corporate income tax filings, consultation related to its Canadian subsidiary and the implementation of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

(4)	Other billings include a license fee for access to the accounting firm’s technical accounting research software.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of four independent directors and operates under a written charter. A copy of this charter is available on the Company’s website www.ravenind.com. The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.
     Management is responsible for Raven’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that as of January 31, 2009, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with An Audit of Financial Statements.
     PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by Rule 3600T of the PCAOB and Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed the firm’s independence. The Audit Committee also reviewed the services provided by PricewaterhouseCoopers LLP (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.
     Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, filed with the Securities and Exchange Commission.
     Submitted by the Audit Committee of the Company’s Board of Directors:
     Thomas S. Everist       Anthony W. Bour      Kevin T. Kirby       Cynthia H. Milligan

OTHER MATTERS
     Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the year ended January 31, 2009, all officers, directors and ten-percent shareholders complied with the filing requirements of Section 16(a).
     Solicitation. The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone or other means of communication.
     Proposals of Shareholders. Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company’s 2010 annual meeting must submit such proposal in writing to Ronald M. Moquist, President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, by December 12, 2009. Shareholder proposals received after December 12, 2009, will not be included in the Company’s proxy statement relating to the 2010 annual meeting. Additionally, if Raven receives notice of a shareholder proposal after February 26, 2010, such proposal will be considered untimely under Rules 14a-4 and 14a-5(e), and the persons named in the proxies solicited by the Board of Directors for the Company’s 2010 Annual Meeting may exercise discretionary voting power with respect to such proposal. Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.
     The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.
By Order of the Board of Directors
Raven Industries, Inc.
Thomas Iacarella
Secretary

RAVEN INDUSTRIES RAVEN INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, May 21, 2009 9:00 a.m. Ramkota Hotel and Conference Center 3200 W. Maple Avenue Sioux Falls, SD RAVEN Raven Industries, Inc. industries Box 5107, Sioux Falls, SD 57117-5107 Proxy This proxy is solicited on behalf of the Board of Directors. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this form. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you hereby appoint Conrad J. Hoigaard and Ronald M. Moquist, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on April 8, 2009, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 21, 2009, and at any adjournments thereof. NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement. See reverse for voting instructions.

COMPANY # There are three ways to vote your Proxy .
Your telephone or Internet vote authorizes 2009) Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/ravn/
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 20, 2009.
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
PHONE — 1-800-560-1965
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 20, 2009.
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Raven Industries, Inc., c/o Shareowner Services , P.O. Box 64873, St. Paul, MN 55164-0873.
IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
3 Please detach here 3
The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. Election of directors: 01 Anthony W. Bour 06 Kevin T. Kirby Vote FOR Vote WITHHELD
02 David A. Christensen 07 Cynthia H. Milligan all nominees (except from all nominees
03 Thomas S. Everist 08 Ronald M. Moquist as indicated below)
04 Mark E. Griffin 09 Daniel A. Rykhus
05 Conrad J. Hoigaard
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) If you wish to cumulate votes, please indicate your votes in the space that follows: 2. Proposal to ratifiy the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year.
3. Upon such other business as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO FOR DIRECTION IS GIVEN, WILL BE VOTED EACH PROPOSAL.
Address Change? Mark Box Indicate changes below: Date
Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.